Exhibit 10.25

Tax no.		Serial number:
Chargeable - Self assessment

Fee amount:	EURO: 27,260.41	in cash

Date:	Signature:

RENTAL AGREEMENT

Partial scope

Office

Concluded between:                                 Wüstenrot Marxbox GmbH & Co. KG

5033 Salzburg, Alpenstraße 61

FN 346428d

as lessor, represented by

ÖRAG - Österreichische Realitäten

1010 Vienna, Herrengasse 17, as caretaker on the one hand,

and                                                                                                                           Hookipa Biotech GmbH

1030 Vienna, Helmut-Qualtinger-Gasse 2

FN 491551 w

as lessee on the other,

Existing property:                                                EZ 4359; Land register 01006 Landstraße, BG Vienna City Centre

1030 Vienna, Helmut-Qualtinger-Gasse 2

•                  Office Top 2.02 with an area of 277.53 m²

•                  Office/Laboratory Top 3.03 + 3.04 with an area of 1,157.08 m²

•                  Garage parking lots no.: 17 to 21

Consisting of:                                                                     Office/Laboratory/Car garage parking lots

according to plan Annex 1

Equipment:                                                                                Central heating, ventilation and cooling system, lift

Laboratory ventilation and waste water treatment for the laboratory areas

Start of rental:                                                                 01/03/2019

Rental period:                                                                   limited in time to the duration of 10 years

so limited until 28/02/2029

Waiver of termination until 30/04/2021

Main rent for office Top 2.02	€5,216.91
Main rent for office/laboratory Top 3.03 + 3.04	€25,192.95
Main rent for 5 x parking lots	€547.35
Administration cost advance payment Top 2.02	€943.60
Administration cost advance payment Top 3.03+3.04	€4,579.53
Administration cost advance payment 5 x CAR parking lots	€160.00
Net rent	€36,640.34
+ 20% VAT	€7,328.07
Total rent	€43,968.41

Value assurance:                                                                                                   according to CPI 2015

Security deposit:                                                                                                      6 gross monthly rents, rounded up to € 263,810.00 in CASH or as bank guarantee

Rental purpose:                                                                                                          for office use for Top 2.02.

for office and laboratory purposes for Top 3.03+3.04

for parking cars for the parking lots

Legal transaction fee:                                                                          € 27,260.41

= 1% of the following payments:

-                    36 times the monthly payment for the indefinite rental period

-                    26 times the monthly payment for the waiver of termination

1.                                      RENTAL PROPERTY

1.1.         The lessor is the owner of the property EZ 4359; land register 01006 Landstraße, BG Vienna City Centre with the address 1030 Vienna, Helmut-Qualtinger-Gasse 2.

The subject of this rental agreement is as follows:

•                  Office Top 2.02 on the 2nd FLOOR

•                   Office/Laboratory Top 3.03 + 3.04 on the 3rd floor

•                   Car garage parking lots no.: 17 to 21 in the 1st basement

The lessor rents out the aforementioned rental property to the lessee, including the usable floor area of:

•                   277.53 m(2) for office Top 2.02

•                   1,157.08 m(2) for office/laboratory Top 3.03 + 3.04

•                  12.50 m(2) per parking lot

in accordance with the attached plan - Annex 1 and the attached building and equipment description Annex 2, which form integral parts of this agreement. Usable floor space according to this rental agreement is the total floor area of the rental property (without deduction of partition walls). Walls, pillars and general building service shafts as well as staircase areas do not count as usable floor space.

1.2.         Only the interior of the rental property is rented out, not its exterior area or other parts of the house, attic, cellar, courtyard or driveway and the like.

1.3.         The lessee is entitled and obligated to participate in the following building facilities of the building, which serve the common use of the lessee and assumes the pro rata costs for their operation in accordance with point 4 of this agreement:

lift, central heating, ventilation and air-conditioning system laboratory ventilation and waste water treatment for the laboratory areas

1.4.         The lessee has the option of affixing company logos and inscriptions at his own expense. The affixing of such company inscriptions and logos must take place in prior consultation with and in agreement with the property management and/or technical facilities management. Before such work is carried out, any necessary official approvals must be obtained and any planned work must be approved by the lessor with regard to both form and technical execution; this also applies to the necessary technical precautions.

1.5.         The rental property is located in a building which was newly constructed by the lessor without recourse to public funds on the basis of the building permit issued on 12 January 2001.

According to § 1 para. 4 MRG (Law of Tenancy), the tenancy is subject only to §§ 14, 16b, 29 to 36, 45, 46 and 49, but not to the other provisions of I and II MRG [Austrian Rental Act] main part.

1.6.         The lessee has inspected the rental property carefully and is convinced of the usable condition of the rental property and takes it over as is directly from the previous lessee Arsanis Biosciences GmbH without any further adaptation work by the lessor. The actual condition of the rental property (equipment, any defects, etc.) will be recorded in a handover protocol on the occasion of the handover.

2.                                      RENTAL PURPOSE

The property is rented for the following business purpose:

•                                          for office use for Top 2.02.

•                                          for office and laboratory purposes for Top 3.03+3.04

•                                          for the parking of cars for the garage parking lots

The use of the rental property for other purposes without the consent of the lessor is only permitted if this does not significantly impair the interests of the lessor. The latter is particularly the case if the changed use affects the lessor’s option to charge VAT (cf. point 16.).

3.                                      RENTAL TERM

3.1.         The tenancy begins on 01/03/2019 (00:00 hours) and is concluded for a period of 10 years. It therefore ends on 28/02/2029 (24:00 hours) without a separate notice to terminate being required.

3.2.         The tenancy may be terminated by the lessee in writing, subject to a 6 months’ notice period for the last day of the respective month. However, the lessee waives the right to terminate the lease before 30/04/2021. The lease can therefore be terminated by the lessee on 31/05/2021 at the earliest.

The lessor can terminate the tenancy if there is a reason for termination in accordance with §§ 29 and 30 MRG or § 1118 ABGB [Austrian Civil Code], subject to a one month’s notice, fort the end of each calendar month. In addition, the lessee is entitled to withdraw from this agreement for the reasons mentioned in § 1117 ABGB.

4.                                      RENT AND ANCILLARY COSTS

4.1.         The agreed monthly rent is calculated as described in detail on page 1 and consists of

4.1.1.    the freely agreed main rent;

4.1.2.    the proportionate operational costs (operational costs including ongoing public charges and expenses for common areas, green areas and social rooms), namely:

•                  the costs for the supply of the building with water, including the removal of sewage,

•                  the costs of calibration, maintenance and reading, as well as the replacement of measuring devices for determining consumption,

•                  the chimney sweep costs,

•                  the cost of sewer clearance,

•                  the costs of waste collection and pest control,

•                  the cost of lighting the common areas of the building, including all courtyards and passageways (electricity and lighting),

•                  the costs for operation, maintenance, support, troubleshooting and the legally prescribed regular reporting and inspection, including minor repairs (up to a maximum amount of € 1,000.00 net per individual case and up to a maximum total of € 30,000.00 net per year for the entire building at 1030 Vienna, Helmut-Qualtinger-Gasse 2), for the following facilities and communal facilities:

Intercom systems, access systems, fire alarm systems, escape route and emergency lighting, personal security systems, lightning protection systems, lifts, fire extinguishers, fire doors and fire protection gates, fire alarm systems, fire extinguishing and sprinkler systems, general electrical systems and electrical installations, centralised heating, ventilation and air-conditioning systems, sanitary, water and sewage systems, building control technology/measurement and control technology, alarm system (audio system), telephone connections (for alarm, emergency call and fault forwarding), fire smoke ventilation and emergency power supply,

•                  adequate fire insurance,

•                  adequate liability insurance of the building for the legal liability of the building owner,

•                  adequate insurance for damage caused by tap water and corrosion,

•                  adequate insurance for glass breakage (with regard to the glazing of the common areas and of all exterior windows) and storm damage,

•                  the expenses for the administration of the house and the property,

•                  the expenses for building supervision (cleaning and maintenance of the building, common areas and pavements, snow removal and winter services on common areas and pavements, dirt trap mat service, cleaning of roof areas and gutters, supervision and guarding of the building and property, technical on-site supervision by a building technician, fire protection officer, technical management, stand-by service of the building technician),

•                  the expenses for the care and maintenance of outdoor and green areas,

•                  the public charges to be paid by the property on an ongoing basis (property tax, utility tax, etc.),

•                  for the garage parking spaces, in particular also the expenses for the maintenance and service of the garage-specific technical systems (garage ventilation, co-warning system, fire alarm system, garage door, fire protection gates and doors and the like) and for the cleaning of the garage

4.1.3.    of the value added tax at the applicable statutory rate, calculated from all rent components; for more information on VAT, see point 16

~~4.1.4. the payment for co-leased furnishings or other services.~~

4.2.         The freely agreed rent is therefore calculated as outlined on page 1 of this agreement.

This does not include costs for electricity and various ancillary costs for electronic media (Internet, telephone, etc.), which shall be borne separately by the lessee. The lessee is obligated to conclude his own electricity supply contract and to bear all resulting costs alone.

4.3.         The share of the operating costs of the rental property to be borne by the lessee is determined pursuant to 4.1.2 by the ratio of the usable floor space of the rental property to the total usable floor space of all rental properties in the building.

In the building and the rental property covered by this agreement, there are some devices (measuring devices) for individual consumption measurement for heating, cooling and (cold) water. The share of the energy costs is determined according to § 13 HeizKG [Law on Heat Costs Billing Procedure] or according to the consumption values of the respective rental property in relation to the sum of the consumption values of all supplied rental properties. The costs for maintenance, support and troubleshooting for heating, cooling and (cold) water are calculated from the ratio of the usable space of the respective rental properties to the usable space of all supplied rental properties. The lessee expressly agrees to this distribution.

The costs for air conditioning shall be calculated pro rata according to the target air quantities of the relevant rental property in proportion to the total air quantity of all rental properties supplied.

4.4.         The lessee agrees that a constant monthly advance payment amount against a one-off annual settlement until 30 June of the following year at the latest shall be dictated for the management costs according to 4.1.2. The lessee acknowledges that, according to the annual statement at the start of the tenancy within the accounting year, an accrual of costs on the balance sheet date is not possible and herewith undertakes to pay any arrears of the current accounting year resulting from the calculation of the prescribed advance payment amounts from the period prior to the tenancy on a pro rata basis; any surplus from the annual calculation relating to the period prior to the tenancy will be transferred to the new annual statement benefiting the lessee on a pro rata basis or will be paid out on request of the lessee.

4.5.         The lessor shall be entitled to increase or reduce the agreed flat-rate costs pursuant to 4.4 accordingly, depending on whether the invoiced costs were higher or lower than the amount collected.

4.6.         The lessee shall be liable to the lessor for all costs incurred up to the termination of the rental relationship or up to the return of the rental property in accordance with 4.1.2. and 4.1.3.; this also applies in the event that the timely final statement is only billed after the rental relationship has been terminated.

4.7.         The agreed monthly rent is due monthly in advance on the fifth of each calendar month from the date of handover. It is to be paid unsolicited by transfer to an account specified by the lessor or the property management. If the rent is not paid in full, the lessee shall be responsible for referencing receipt of payment unless the lessee has informed the lessor of a specific payment reference. Additions or declarations on payment slips do not come to the attention of the lessor due to mechanical processing.

4.8.         If the lessee is in default of payment of the rent due to his own fault, the lessor is entitled to charge the lessee default interest from the beginning of the day following the due date in accordance with § 456 UGB [Austrian Commercial Code]. The default interest rate is 9.2% p.a. plus the base interest rate. The base interest rate applicable on the first calendar day of a half-year shall be decisive for the respective half-year.

4.9.         Furthermore, the lessee undertakes to reimburse the lessor for the dunning costs incurred by the lessor upon written reminder of an outstanding rental debt arising from the lessee’s fault, as well as any lawyer’s and legal costs, insofar as these are necessary for the appropriate assertion of claims.

5.                                      VALUE ASSURANCE CLAUSE

The lessee and the lessor agree that the purchasing value of the agreed main rent and any other fees shall be retained. Therefore, the following value assurance agreement is concluded:

5.1.         The main rent and all other charges in accordance with 4.1. and 4.2 are hedged according to the Consumer Price Index 2015 (CPI 2015) or any index replacing it.

5.2.         The respective monthly main rent including all other fees changes in each case to the extent that the index figure announced for January of a year changes in comparison with the index figure announced for January of the previous year. The lessor is entitled to retroactively adjust the main rent due to changes in the index with effect from 01/01 of each year. For the initial value adjustment in accordance with this provision, the starting point shall be the difference between the announced value of the CPI 2015 for the month of January 2018 and the announced value of the CPI 2015 for the month of January 2019. The initial value adjustment of the main rent will therefore be retroactive to 01/01/2019.

5.3.         If the announcement of the consumer price index is discontinued by Statistik Austria, this index shall be replaced by a comparable (chained) index; in the absence of such an index, the contracting parties shall agree by mutual agreement on a corresponding replacement index that corresponds as closely as possible to the principles that were most recently used to calculate the index.

5.4.         If no valorisation is carried out, this shall not be understood to mean a waiver of the application of the indexation on the part of the lessor. Rather, the lessor is entitled to retroactively charge such amounts for up to 3 years.

6.                                      PROHIBITION ON OFFSETTING

(compensation waiver)

The lessee waives the right to set off his own pecuniary claims against rent claims according to point 4 of this agreement.

7.                                      LESSEE’S RIGHTS AND OBLIGATIONS

7.1.         The lessee is entitled to use the rental property as agreed. The lessee is obligated to treat the rental property with care while protecting the substance as much as possible, to clean it sufficiently, to heat and ventilate it. Any terraces, balconies, loggias and the like must be kept clean by the lessee and cleared of snow in winter.

7.2.         The total or partial subletting or other transfer of the existing premises to third parties - whether for consideration or free of charge - is not permitted. The lessee is not entitled to assign rights from this agreement to third parties. Excluded from this is the transfer or subleasing of the existing premises to companies belonging to the Hookipa Biotech group of companies within the meaning of § 115 GmbHG [Austrian Limited Liability Companies Act]. These are, in particular all companies in which Hookipa Biotech GmbH has a stake of at least 50%. The partial transfer or subleasing of existing premises to companies belonging to the Arsanis Group (Arsanis Biosciences GmbH or Arsanis, Inc.) is also excluded.

7.3.         The lessee shall be liable for all damage incurred by the lessor as a result of improper handling of the rental property or of the common areas of the building beyond normal use through the culpable conduct of the lessee and of all persons who are present in the rental property with the consent of the lessee.

7.4.         The lessee is obligated to maintain the rental property and its supply facilities, insofar as they are located inside the rental property, in particular electricity and water supply systems, all facilities for heating, cooling, air conditioning and hot water supply as well as all sanitary facilities and any antenna systems available to the lessee, at his own expense and in such a way that the lessor and the other lessees of the house are not disadvantaged. All water outlets must be kept tight at all times.

7.5.         If the lessee does not fulfil his maintenance obligation, in particular to avoid endangering other residents of the house, the lessor may have the absolutely necessary work carried out at the lessee’s expense. The lessee is obligated to indemnify and hold the lessor completely harmless from and against any and all costs incurred as a result.

7.6.         The lessor shall be responsible for repairing serious damage to the building and for eliminating any significant health hazards arising from the rental property. The lessee must immediately notify the lessor of the occurrence of serious damage to the building and significant risks to the health of the occupants.

7.7.         The lessee declares that the lessor shall not be liable for temporary disruptions in the supply facilities (cold and hot water supply, electricity, gas, power, sewerage lines, centralised heating and elevator systems, telephone and data connections, cable television, central antenna systems, etc.), provided that the lessor has not caused these disruptions intentionally or through gross negligence. In any case, however, the lessor shall be obligated to do all that is possible to remedy the disruption as quickly as possible. Any possible rent reduction right of the lessee pursuant to § 1096 ABGB remains unaffected by this.

7.8.         The lessee acknowledges that the entrance and corridor doors are locked and must be kept locked outside normal business hours. The lessor will hand over to the lessee keys that allow access to the rented property and the common areas of the building.

7.9.         The lessee is responsible for adhering to and observing the operating instructions for the common supply facilities of the building. The lessee also bears this responsibility for his employees or for persons in the rental property.

7.10.  The lessee shall be responsible for obtaining any necessary operating permits at his own expense. The lessee also undertakes vis-à-vis the lessor to comply with all official regulations and requirements (e.g. construction and trade regulations as well as labour law and the like), in particular also with regard to his business activities. The lessor will do his best to support the lessee in obtaining the building authority or trade authority approvals but is not liable for a specific result.

If applicable, the lessee is obligated to provide the lessor with a copy of the commercial operating permit and any subsequent permits. In the event that the lessor obtains a central commercial operating permit, the lessee is obligated to comply with any conditions concerning his rented property or his business activities at his own expense.

The lessee acknowledges that, in accordance with the general operating permit, only biological agents up to RL 2 according to the Ordinance on Biological Agents (VbA) and that are not otherwise hazardous to the environment may be handled in the building and in the rental property. The handling of genetically modified organisms (GMOs) or microorganisms (GMMs) may require a separate permit from the competent Federal Ministry of Health and Women’s Issues (BMGF).

7.11.  The lessee shall conduct his business in such a way that there is no nuisance or impairment to the other lessees in the house (e.g. due to smell, noise, waste etc.) and expressly acknowledges that any breach of this obligation or failure to remedy deficiencies after the setting of an appropriate deadline entitles the lessor to terminate the agreement immediately for good cause.

7.12.  The lessee shall take all necessary precautions  for the proper disposal relating to the rental property, such as separating hazardous waste, disposing hazardous waste in accordance with the Waste Management Act, etc., and to bear the associated costs alone and indemnify and hold the lessor harmless in the event of any necessary replacement.

7.13.  The keeping of animals requires the consent of the lessor. The keeping of animals that can be dangerous to humans is not permitted.

7.14.  It is recommended that the lessee take out sufficient business liability insurance with the usual scope of cover for the duration of the tenancy.

8.                                      CHANGES TO THE RENTAL PROPERTY BY THE LESSOR

The lessee must allow the temporary use and modification of his rental property if the following conditions are met:

8.1.         if and to the extent that such interference with tenancy law is necessary or expedient for the performance of maintenance or improvement work on common areas of the tenement or for the repair of serious damage to the tenement in his or another rental property;

8.2.         if and to the extent that such an interference with tenancy law is necessary, expedient and, in the case of a reasonable weighing of all interests, reasonable to remove a considerable health hazard emanating from his or another rental property or to carry out changes (improvements) in another rental property; the reasonableness is to be assumed in particular if the removal measure or the change does not result in any significant or permanent impairment of the tenancy law.

9.                                      CHANGES TO THE RENTAL PROPERTY BY THE LESSEE

9.1.         The lessee undertakes to notify the lessor in good time of any intended significant changes (see point 9.2.) to the rental property. This does not apply to minor changes. Such changes shall be deemed to be those that are reasonable for the lessor in a mutual weighing of interests, e.g. because they are necessary for the proper use of the rental property or can be slightly or easily removed.

The notification shall contain the nature and extent of the change as well as a list of the commercial enterprises which are to make the change. The work may only be planned and carried out by tradesmen authorised by the authorities.

The lessee acknowledges and agrees that, due to the presence of refrigeration and conduit pipes, holes may not be drilled deeper than 35 mm into all concrete and screed parts (in particular, ceilings and floors) in the rental property.

9.2.         Material changes may only be made with the consent of the lessor.

In any case, this includes all measures, the implementation of which may result in permanent interference with masonry parts, suspended ceilings, building services and other equipment of the house, even if they are made inside the rental property.

Any change affecting the external appearance of the house, such as the installation of external blinds or awnings, the installation of window grilles, antennas or flower boxes as well as the installation of boards, signs and other advertising equipment of any kind, requires the consent of the lessor. For such advertising facilities, the lessor may specify a specific form or a specific place for the installation as well as an appropriate charge. The costs for the production, assembly, maintenance and removal (at the end of the rental agreement) of the advertising equipment shall in any case be borne by the lessee.

If the lessor gives his consent, a provision should also be agreed regarding a possible restitution of the lessor’s costs upon termination of the rental agreement.

9.3.         In the cases mentioned in point 9.1, the lessee shall, at his own responsibility and expense, ensure the timely procurement of the necessary official permits and other documents (e.g. fireplace findings). The work must be carried out in compliance with the applicable regulations. Electricity, gas and water pipes may only be installed under plaster or in the existing installation shafts after prior consultation and approval by the technical management. For EDP lines, installation in cable ducts is also permitted. In addition, the lessee shall ensure the earliest possible removal of building rubble, work waste and other dirt arising in the course of the work.

9.4.         The lessee shall be liable to the lessor, irrespective of his own fault, for all damage caused to the rental property or otherwise to the building as a result of such work, and shall hold the lessor harmless for any damage to the other lessees in the building or third parties.

9.5.         At the end of the tenancy, the previous condition must be restored, insofar as the lessor has reserved the right thereto. Otherwise, all investments shall become the property of the lessor without the lessee being entitled to any compensation. Accordingly, the lessee waives the assertion of claims for damages in accordance with the provisions of § 1097 ABGB in conjunction with § 1037 ABGB. The lessee is therefore not entitled to compensation for useful expenditure to the predominant advantage of the lessor (for the necessary expenditure see point 9.6.).

9.6.         If, however, the changes made by the lessee are an expense incumbent on the lessor in the sense of § 1036 ABGB (necessary expenditure), these investments can remain in the rental property. The lessee is entitled to an appropriate restitution pursuant to § 1097 ABGB in conjunction with § 1036 ABGB. The possibility for the lessee to request the reimbursement of the necessary expenditure immediately after its occurrence remains unaffected by this.

9.7.         Insignificant changes made by the lessee to the rental property shall be removed by the lessee at the end of the lease if the lessor has a justified interest in restoring the original condition. Otherwise, these investments shall become the property of the lessor without the lessee being entitled to any compensation.

9.8.         The contracting parties irrevocably agree that the provisions of the main part of the ABGB (custody agreement) do not apply to this rental agreement. In particular, the lessor shall not be liable for damage caused by theft, fire or emissions of any kind whatsoever to the goods and objects brought in by the lessee. The lessee shall take appropriate measures of his own to prevent burglary, fire and other damage and to insure against such risks.

10.                               RETURN OF THE RENTAL PROPERTY

10.1.  Upon termination of the rental agreement, the lessee shall return the rental property in proper condition, cleaned, and with the surface finishes (e.g. walls, tiles, floor coverings) in the same condition as prior to the rental agreement, taking into account the wear and tear resulting from careful use in accordance with the agreement.

10.2.  All boards, information signs and other advertising equipment of the lessee must be removed. The condition of the surface finishes shall be restored to their prior condition, taking into account the wear and tear resulting from careful use in accordance with the agreement.

10.3.  In the event of improper fulfilment of the obligations according to points 10.1. and 10.2., the lessor shall be entitled to entrust a specialist company with the restoration of surface finishes and cleaning work; the lessee shall be obligated to reimburse the accrued costs within 14 days of submission of the invoices issued by the specialist company. The lessor’s claim is limited to the necessary costs. The lessor shall bear the costs if the lessor is subject to the maintenance obligation.

10.4.  On the occasion of the return of the rental property at the end of the rental period, all keys of the rental property shall be handed over to the lessor without reimbursement of costs. In the event of loss or non-return of the keys, the lessee shall bear the costs of replacing the locking cylinders or locking system and the new keys.

11.                               ENTERING THE RENTED PREMISES BY THE LESSOR

11.1.  The lessor is entitled to enter the rented rooms in the presence of the lessee after making an appointment with sufficient notice, insofar as this is necessary in the interest of maintaining the building, for checking the condition of the rental property or for other important reasons. The legitimate interests of the lessee should be appropriately weighed against the importance of the reason.

11.2.  In the event of imminent danger, the lessor may enter the rented premises even in the absence of the lessee.

11.3.  After termination - regardless of by which side - the lessee is obligated to allow the inspection of the rental property by interested parties after an appointment with sufficient notice. Care should be taken not to unreasonably impair the legitimate interests of the lessee.

12.                               FORM_REQUIREMENTS

12.1.  The written form shall be agreed for all legal declarations relating to the rental agreement.

12.2.  Deliveries of all kinds to the lessor shall be made to the address of the rental property or to the last address expressly stated by the lessor as the delivery address.

12.3.  The agreement shall be drawn up in two copies, one for the lessee and one for the lessor.

13.                               MULTIPLE LESSEES

13.1.  If several persons are lessees of the rental property, then all lessees are jointly liable for all obligations arising from the rental agreement, including for the elimination of damage, insofar as these fall within the area of responsibility of the lessees.

13.2.  Declarations of the lessor are also valid if they are delivered to one of the lessees.

13.3.  Several lessees can only make legally effective declarations concerning the tenancy together.

14.                               COSTS AND FEES

14.1.  The lessee bears the legal transaction fee for drawing up the rental agreement. The legal transaction fee is calculated as follows:

Waiver of termination

Period	Rent	Operational costs	VAT	Total	Basis for assessment
26 months	€30,957.21	€5,683.13	€7,328.07	€43,968.41	€1,143,178.61

Indefinite duration

	Rent	Operational costs	VAT	Total	Basis for assessment
36 months	€30,957.21	€5,683.13	€7,328.07	€43,968.41	€1,582,862.69
	Total assessment basis				€2,726,041.30
	Legal transaction fee 1% of the assessment basis				€27,260.41

14.2.  The costs of any legal representation of the lessee during the drafting and execution of the rental agreement shall be borne by the lessee. No costs will be charged by the lessor for drawing up the agreement.

15.                               DEPOSIT

15.1.  Upon conclusion of the agreement, the lessee shall pay a deposit of 6 gross monthly rents for this rental agreement to cover all claims of the lessor, rounded up to: € 263.810,00 (in words: one hundred and thirty-five thousand three hundred and twenty-five euros) in cash by bank transfer to the account of the property management. The lessor will invest the deposit according to § 16b MRG. Alternatively, an unlimited, abstract bank guarantee from an Austrian financial institution in the amount of the deposit may be given. If the financial institution terminates the bank guarantee, the lessee agrees to pay the deposit immediately, at the latest however two weeks before the expiry of the bank guarantee, in one of the above forms, otherwise the lessor is entitled to pull the bank guarantee and to tie it up as a deposit in accordance with § 16b MRG.

15.2.  The lessor shall be entitled to satisfy itself from this deposit with regard to all claims arising from this agreement that the lessee fails to fulfil when due (e.g. rent arrears, violation of the maintenance obligation, compensation for maintenance defects or damage arising from reconstruction, clearing, cleaning and forwarding costs upon termination of the rental agreement), including the costs of legal reminders and judicial enforcement.

15.3.  The surrender of the deposit does not release the lessee from his contractual obligations.

The lessee is not entitled to set off his own claims against the deposit.

15.4.  If the deposit has to be claimed by the lessor, the lessee is obligated to replenish it within 14 days of the lessor’s request. The lessor’s right to premature termination of the rental agreement due to non-payment of the rent in accordance with § 29 para. 1 clause 5 MRG shall remain unaffected thereby.

15.5.  Should the value of the deposit - calculated according to the consumer price index 2010 (see point 5.) - fall below 90% of its value at the time the agreement is concluded, the lessor shall be entitled to demand that the lessee increase the deposit to 100% of the value according to the Consumer Price Index 2010. The lessee will immediately comply with this request.

15.6.  If several persons are lessees of this rental property, each lessee is liable for the deposit for the duration of the rental relationship in the full amount agreed. The lessor is not obligated to examine or consider any agreements between several lessees regarding claims to parts of the deposit or the deposit as a whole. The lessor can pay the deposit, or parts of it to be paid out, to one of the lessees constituting a full discharge of its debt.

15.7.  The deposit remains with the lessor until the end of the rental period.

If one of several lessees leaves the tenancy prematurely, they have no claim to payment of the deposit or parts thereof.

15.8.  The deposit shall be returned to the lessee - in the case of several lessees to the person who is present when the rental property is returned - together with the interest obtained from its investment immediately after the return of the rental property including all accessories, keys and documents, unless the lessor raises objections due to recognisable defects in the rental property for which the lessee is responsible and documents these in writing to the lessee. In this case, the deposit or a portion corresponding to the extent of the defects shall continue to be retained until the defects have been remedied or until agreement has been reached between the lessee and the lessor on their remedy.

16.                               AGREEMENTS ON VAT

16.1.  In connection with this rental agreement, the lessor exercises the option of standard taxation pursuant to § 6 (2) UStG [Austrian VAT Act] in order to claim the input tax deduction for manufacturing, maintenance and repair costs including related future expenses. The prerequisite for this is that almost all, or at least 95%, of the turnover achieved by the lessee in the rental property is entitled to input tax deduction.

16.2.  The lessee expressly declares to fulfil the conditions set out in point 16.1 and undertakes to provide appropriate proof at the lessor’s request within 14 days at the latest (e.g. by submitting tax documents, declarations or confirmations from his tax consultant).

16.3.  If the lessee does not, no longer or no longer completely uses this rental property in the manner specified in point 16.1 or does not provide any proof thereof, the lessor can no longer exercise the option for standard taxation pursuant to point 16.1.

16.4.  The consideration of input tax plays a central role for the lessor’s financing of the aforementioned work. It is therefore agreed that the lessee shall not be entitled to change his business activities so that activities other than those entitled to input tax deduction referred to in point 16.1 are carried out. The lessee therefore guarantees to carry out transactions in the rental property that do not exclude the deduction of input tax. This guarantee does not apply in the event that the contractually agreed or equivalent business activity as included in the contents of the agreement becomes a tax-harmful activity or an activity contradicting point 16.1. as a result of a change/extension of § 6 (1) UStG (or any successor provisions). However, in this case these circumstances of a tax-damaging activity are expressly regarded as an important reason for termination according to § 30 (2) point 13 MRG as agreed, since without the necessary input tax deduction, the work carried out could not have been financed and the expenses planned for the future cannot be afforded by the lessor.

16.5.  Should the lessor be at a disadvantage due to the fact that the lessee carries out harmful tax practices or carries out activities that contradict point 16.1, it shall be expressly agreed that the lessee shall compensate the lessor for these damages arising from the input tax adjustment obligation and the loss of the input tax deduction pro futuro.

With regard to the operational and other ancillary costs, the lessee undertakes to reimburse these plus the VAT prescribed to the lessor in each case, i.e. the loss of input tax incurred by the lessor. In addition, in the event that the lessee carries out harmful tax practices or activities that contradict point 16.1, the lessee undertakes from this point on to pay a 20% increase in the main rent, which is indexed in accordance with point 5. The net main rent agreed according to point 4.2., therefore, increases to (value-assured) € 6,260.29 for the office 2.02, € 30,231.54 for the office/laboratory 3.03+3.04, and € 656.82 for the garage parking spaces nos. 17 to 21.

16.6.  In addition, the lessee is obligated, in all cases, to notify the lessor in writing without unnecessary delay (also in the event of subsequent legal changes) of the lapse of the conditions for the option to charge VAT caused by the lessee’s actual business operations. Otherwise, the lessee must indemnify and hold the lessor harmless with regard to all disadvantages resulting therefrom; in particular, the lessee must indemnify the lessor against claims by third parties.

17.                               OTHER AGREEMENTS

17.1.  The parties acknowledge that the data of the rental agreement as well as the data related to this contractual relationship will be processed by the other party, insofar as this is necessary for the fulfilment of contractual or statutory obligations. As data controllers under the GDPR (General Data Protection Regulation), the parties can be contacted by mail at the address given on the first page. For the execution of the agreement, the parties will mutually process the following data on the legal basis of contract performance or for the fulfilment of legal obligations pursuant to Art. 6 para. 1 lit. b and c GDPR: company data, contact data (telephone number, email address), contract data, billing data, (technical) building documents. The data will be transmitted to the following recipients for contract fulfilment: property management for ordinary and extraordinary property management, banks for handling payment transactions, legal representatives, trustees, chartered accountants for auditing purposes, courts, administrative authorities, debt collection companies for debt collection, contracting or business partners who participate or are to participate in the delivery or service, IT service providers and other contract processors who process data on behalf of a party.

The parties will mutually store and process the data only as long as this is necessary for the execution of the agreement or for the pursuit and defence of legal claims, but in any case as long as this is prescribed by statutory retention periods (e.g. BAO [Austrian Tax Code], UGB [Austrian Commercial Code]). The parties draw each other’s attention to the following rights: the right of access according to Art. 15 GDPR concerning processed personal data, the right of rectification according to Art. 16 GDPR, the right to erasure under Art. 17 GDPR, the right to restriction of processing under Art. 18 GDPR, the right to object according to Art. 21 GDPR, the right to data portability under Art. 20 GDPR and the right of appeal to the competent data protection authority under Art. 77 GDPR. The parties are aware that revocation only takes effect in the future. Processing that took place before the revocation is not affected by it.

17.2.  Any other agreements will be made individually and attached to this rental agreement.

Vienna, 26 February 2019	Vienna, 25 February 2019

Lessor	Lessee

Annex:

1. Plan of the rental property

2. Building and equipment description

3. Energy certificate for the building in which the rental property is located (complete copy)